Exhibit 2.02

EXECUTION VERSION

AMENDMENT NO. 1 TO
QUOTA PURCHASE AGREEMENT

This Amendment No. 1 to the Quota Purchase Agreement (the “Agreement”), dated as of November 17, 2017, between Amyris, Inc., a Delaware corporation, AB Technologies LLC, a Delaware limited liability company (collectively, the “Seller”), and DSM Produtos Nutricionais Brasil S.A., a Brazilian corporation (the “Purchaser” and together with the Seller, the “Parties”) is made between the Seller and the Purchaser as of December 28, 2017 (this “Amendment”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Treasury Office of the State of São Paulo (“SEFAZ”) is currently in a statewide non-official strike, and the SEFAZ stations with jurisdiction over the City of Campinas (location of the headquarters of the Company), the City of Pradópolis (location of the headquarters of SMA), and the City of Brotas (location of, respectively, current and new branches of the Company and SMA) are currently experiencing an increased delay in the processing of requests for the issuance of basic entry documents (“DBEs”), required under Brazilian law for the filing of corporate documents for registration with the Board of Trade of the State of São Paulo; and

WHEREAS, the Parties desire to consummate the Closing on or prior to December 31, 2017 for their mutual benefit and associated interests.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments. The Agreement is hereby modified and amended as set forth below:

a.	The definition of “Ancillary Agreements” set forth in Section 1.01 of the Agreement is amended to read in its entirety as follows:

““Ancillary Agreements” means the IP License Agreement, the Contract Assignments, the Credit Agreement, the Escrow Agreement, the IP Escrow Agreement, the Transition Services Agreement, the Performance Agreement, the Supply Agreement, the Commitment for Land Agreement and the Value Sharing Agreement.”

b.	Section 1.01 of the Agreement is amended to insert the following definition:

““Commitment for Land Agreement” means the commitment for land agreement to be entered into by Amyris, Inc. a Delaware corporation, DSM Produtos Nutricionais S.A., a Brazilian corporation, SMA Indústria Química Ltda., a Brazilian limited liability company, and Amyris Brasil Ltda., a Brazilian limited liability company, as of the Closing, in a form mutually agreed by the Parties.”

c.	The definition of “Escrow Agreement” set forth in Section 1.01 of the Agreement is amended to read in its entirety as follows:

““Escrow Agreement” means the disbursing agent agreement to be entered into by DSM Finance BV, a Netherlands private company with limited liability, Amyris, Inc., a Delaware corporation, and an escrow agent mutually agreeable to the Seller and the Purchaser, as of the Closing, in a form mutually agreed by the Parties.”

d.	Clause (iv) of the definition of “Excluded Taxes” set forth in Section 1.01 of the Agreement is amended to read in its entirety as follows:

“all Taxes imposed on or incurred by the Company that would not have been imposed or incurred but for (x) the occurrence of the Pre-Closing Restructuring or the Post-Closing Registrations, (y) the failure of the Post-Closing Registrations to occur prior to the Closing Date or (z) the ownership of SMA or any of the Retained Businesses following the Closing Date or the conduct or operation of the Retained Businesses by the Company following the Closing Date.”

e.	The definition of “Reorganized Company” set forth in Section 1.01 of the Agreement is amended to read in its entirety as follows:

““Reorganized Company” means (i) before the completion of the Pre-Closing Restructuring and Post-Closing Registrations, the Company on a pro forma basis after giving effect to the completion of the Pre-Closing Restructuring and Post-Closing Registrations as if the Pre-Closing Restructuring and Post-Closing Registrations had been completed on the date hereof, (ii) after the completion of the Pre-Closing Restructuring and before the completion of the Post-Closing Registrations, the Company on a pro forma basis after giving effect to the completion of the Post-Closing Registrations as if the Post-Closing Registrations had been completed on the date of completion of the Pre-Closing Restructuring, and (iii) after the completion of the Pre-Closing Restructuring and Post-Closing Registrations, the Company.”

f.	The definition of “Retained Businesses” set forth in Section 1.01 of the Agreement is amended to read in its entirety as follows:

““Retained Businesses” means all businesses now, previously or hereafter conducted by the Seller or any of its Affiliates, other than the business conducted by the Company as of the Closing Date, after giving effect to the Pre-Closing Restructuring and Post-Closing Registrations.”

g.	Section 2.04(k) of the Agreement is amended to read in its entirety as follows:

“duly executed resignations of each of the officers of the Company, in their capacities as such, effective immediately upon the Closing, as well as an ad negotia power of attorney granted by the Company to the new officers of the Company while the Amendment to the Articles of Association identified in item

(a) of this Section 2.04 is not registered with the Board of Trade of the State of São Paulo;”

h.	Section 2.07 of the Agreement is amended to insert the following language as the final sentence of Section 2.07:

“This clause shall not apply in relation to any Tax savings from the utilization or monetization of Closing Date ICMS/IPI Tax Credits, Closing Date Net Operating Loss Carryovers or Closing Date PIS/COFINS Tax Credits to the extent that such Tax savings would not have been realized following the Closing Date but for (i) the occurrence of the Post-Closing Registrations following the Closing Date or (ii) the conduct or operation of the Retained Businesses by the Company following the Closing Date.”

i.	Section 5.10 of the Agreement is amended to read in its entirety as follows:

“The Seller shall take all actions necessary to consummate (a) on or prior to the Closing Date, the restructuring actions set forth in Part A of Schedule 5.10 (the “Pre-Closing Restructuring”), and (b) as soon as reasonably practicable after the Closing Date, the registration actions set forth in Part B of Schedule 5.10 (the “Post-Closing Registrations”).”

j.	Section 7.01(a)(iii) of the Agreement is amended to read in its entirety as follows:

“the extent to which the Closing Date PIS/COFINS Tax Credits of the Company (a) are less than the Tax Benefit Threshold Amount (it being understood that any inability of Purchaser or its Affiliates to recognize, utilize or monetize such Closing Date PIS/COFINS Tax Credits following the Closing Date for any reason other than the failure of such Closing Date PIS/COFINS Tax Credits to exist or the invalidity thereof shall not be a basis for indemnification); or (b) are used or set-off against any PIS/COFINS due by the Company in relation to the period following the Closing Date as a result of the Post-Closing Registrations (but only to the extent such Post-Closing Registrations occur following the Closing Date) or the Company’s conduct of the Retained Business following the Closing Date.”

k.	Section 7.01(a)(iv) of the Agreement is inserted to read in its entirety as follows:

“the extent to which Closing Date ICMS/IPI Tax Credits or Closing Date Net Operating Loss Carryovers of the Company are used for or set-off against any ICMS, IPI or taxable income for Brazilian corporate income tax purposes due by the Company to the extent such amounts would not have occurred but for the occurrence of the Post-Closing Registrations following the Closing Date or conduct by the Company of the Retained Business following the Closing Date.”

l.	Section 7.06 of the Agreement is amended to insert the following language as the final sentence of Section 7.06:

“For the avoidance of doubt, any Brazilian corporate income tax or capital gains tax due by the Seller in relation to the sale of the Company, but levied from the Purchaser by means of a withholding, is not considered a Conveyance Tax, although in relation to this Tax, the Seller shall provide all information and cooperation in accordance with this section 7.06 necessary for the Purchaser to determine the amounts required to be withheld by it, if any.”

m.	Section 9.02(c) of the Agreement is amended to read in its entirety as follows:

“all Liabilities or Losses to the extent arising out of or related to (i) the Retained Employees, (ii) the Pre-Closing Restructuring, (iii) the Post-Closing Registrations, (iv) any failure of the Post-Closing Registrations and/or the Pre-Closing Restructuring to occur or be completed prior to the Closing Date, (v) the APA (as defined in Schedule 5.10) (other than any Liabilities or Losses resulting from the failure by the Company to comply with any of its obligations to be performed under the APA after the Closing Date), or (vi) the ownership, conduct or operation of any of SMA or any of its assets or liabilities or any other of the Retained Businesses following the Closing Date (other than with respect to Taxes, which shall be indemnifiable solely pursuant to Section 7.01(a))”

n.	Schedule 5.10 of the Agreement is amended to read in its entirety in the form attached to this Amendment.

o.	Each of the Parties hereby waives, as of the date hereof and in connection with the Closing, the condition precedent to its obligation of consummating the transactions contemplated by the Agreement as set forth in Section 8.01(e) of the Agreement (in the case of the Seller) and Section 8.02(g) of the Agreement (in the case of the Purchaser).

p.	Each of the Parties hereby waives, as of the date hereof and in connection with the Closing, the obligation to deliver those written consents as are identified and provided for in Section 2.04(l) of the Agreement.

2.	Post-Closing Registrations. Notwithstanding anything in the Agreement or any rights they may have under applicable Law to the contrary, each of the Parties agree and acknowledge, on behalf of themselves and each of their respective Affiliates, (a) their intention to be legally bound in respect of all aspects of the Pre-Closing Restructuring prior to the completion of the Post-Closing Registrations, (b) their waiver to the fullest extent that it may legally do so, as to any objection which it may now or hereafter have in respect of the failure of the Post-Closing Registrations to occur prior to the Closing Date, and (c) that it will not bring or support any Action against the other Party and any of its controlled Affiliates in any way asserting that any of the transactions contemplated by the Pre-Closing Restructuring are not effective against such Party or otherwise prior to the completion of the Post-Closing Registrations (including, but not limited, to any dispute arising out of or relating in any way to this Amendment or the performance hereof).

3.	Post-Closing License Matters. Following the Closing, Seller agrees to (a) reasonably comply with the notice provisions applicable to the transactions contemplated by the Agreement set forth in the license agreements between Amyris and the Regents of the University of California and (b) use its commercially reasonable efforts to enter into a sublicense agreement with Kuehnle Agrosystems LLC regarding the applicable intellectual property licensed by Seller to DSM Nutritional Products Ltd. pursuant to the IP License Agreement in a form reasonably satisfactory to Purchaser.

4.	Guanfu Note. Each of the Parties hereby waives, as of the date hereof and in connection with the Closing, Seller’s obligation to deliver a Payoff Letter signed by the holder of the Guanfu Note and Guanfu Holding Co., Ltd. pursuant to Section 2.04(g) and Section 5.11 (incorrectly numbered as 5.12) of the Agreement, and in lieu thereof Seller shall deliver on the Closing Date (a) an amount equal to the aggregate amount of accrued and unpaid interest on the principal amount outstanding under the Guanfu Note to the account(s) designated by Purchaser, and (b) a duly executed repayment notice to the holder of the Guanfu Note and Guanfu Holding Co., Ltd. in a form satisfactory to Purchaser.

5.	No Other Amendments. Except as provided above, the Agreement shall remain in full force and effect, and the execution of this Amendment is not a waiver by either Party of any of the terms or provisions of the Agreement.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMYRIS, INC.

By:	/s/ John Melo Name: John Melo Title: President and Chief Executive Officer

AB TECHNOLOGIES LLC

By:	/s/ John Melo Name: John Melo Title: President and Chief Executive Officer

DSM PRODUTOS NUTRICIONAIS BRASIL S.A.

By:	____________________ Name: Title:

By:	____________________ Name: Title:

[Signature Page to Amendment No. 1 to Quota Purchase Agreement]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMYRIS, INC.

By:	Name: Title:

AB TECHNOLOGIES LLC

By:	Name: Title:

DSM PRODUTOS NUTRICIONAIS BRASIL S.A.

By:	/s/ Bruno Mǖller Name: Bruno Muller Title: Proxy-Holder

By:	/s/ Hugh Welsh Name: Hugh Welsh Title: Attorney in Fact

[Signature Page to Amendment No. 1 to Quota Purchase Agreement]

Schedule 5.10

Pre-Closing Restructuring/Post-Closing Registrations

A.	Pre-Closing Restructuring. The Seller will effect the Pre-Closing Restructuring, all steps of which shall have been completed on or prior to the date immediately preceding the Closing Date (such date, the “Effective Date”), except to the extent set forth in Section B below:
1.	Use of SMA: The Seller will use an existing limited company (sociedade limitada) organized and existing under the laws of Brazil, which is a current subsidiary of the Company headquartered at Pradópolis, São Paulo, Brazil called SMA Indústria Química Ltda. (“SMA”), pursuant to an Agreement of Purchase and Sale of Assets and Other Covenants between SMA and the Company (“APA”), as the company to buy the transferred assets and assume the transferred liabilities of the Retained Businesses under the Pre-Closing Restructuring. In the context of the Pre-Closing Restructuring, the Seller will cause SMA to be transferred from under the Company to the Seller before the signing of the APA.

2.	Business Licenses: The Seller will cause SMA to initiate steps to obtain all new qualifications and licenses required in order for SMA to lawfully conduct business under applicable law in the Municipalities of Brotas, Campinas and Pradópolis, São Paulo, Brazil. For the avoidance of doubt, the Company shall not transfer any of its existing qualifications or licenses to SMA (except for any such qualifications or licenses relating to the facilities at Brotas 2 and Campinas, São Paulo, Brazil).

3.	Asset and Liability Transfers: Under the APA, (i) the Seller will cause the Company to transfer to SMA the categories of assets of the Company set forth below as of the Effective Date, and (ii) SMA will assume from the Company all Liabilities (x) to the extent related to any such assets transferred to SMA and (y) described in the categories of Liabilities of the Company set forth in this Schedule 5.10 as of the Effective Date, in the case of the foregoing clauses (x) and (y) including all such Liabilities that have been incurred prior to the Effective Date or that may be incurred on or following the Effective Date. For illustrative purposes, the Company has prepared an example of the separation of such assets and Liabilities reflected on the pro forma balance sheet of the Company reflecting the Pre-Closing Restructuring as if it had occurred as of December 15, 2017, attached as Exhibit A to this Schedule 5.10 (the “Pro Forma Balance Sheet”), and reflected on a pro forma balance sheet of the Company to be prepared by the Seller reflecting the Pre-Closing Restructuring as of the Effective Date (the “Effective Date Balance Sheet”). The Pro Forma Balance Sheet has been, and the Effective Date Balance Sheet will be, derived from the books of account and other financial records of the Company and prepared solely for illustrative purposes and for implementing the Pre-Closing Restructuring. The Pro Forma Balance Sheet has not been, and the Effective Date Balance Sheet will not be, prepared in accordance with GAAP. Neither the Seller nor any of its Subsidiaries (including the Company and SMA) makes any representation or warranty regarding the accuracy or completeness of, or the fairness of the presentation set forth in, the

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Pro Forma Balance Sheet or the Effective Date Balance Sheet, and shall have no liability with respect thereto. Except as expressly provided in this Schedule 5.10, the Company shall not transfer any asset related to or currently located at the Company’s current Brotas 1 production facility to SMA.

a.	Real Property Leases:
i.	The Company will assign to SMA the lease of the Company’s Brazil headquarters and facility located in the Municipality of Campinas, São Paulo, Brazil (the “Campinas Facilities”). SMA shall assume any liabilities under such lease that are incurred following the Effective Date. The Company will transfer to SMA all of the Company’s right, title and interest in all prepaid rent paid under such lease and all deposits securing such lease as of the Effective Date.

ii.	The Reorganized Company shall maintain the lease of the land underlying the Company’s owned production facility known as Brotas 1 located in the Municipality of Brotas, São Paulo, Brazil at Rodovia Brotas/Torrinha, km 7.5 – Fazenda Paraíso (the “Brotas 1 Facility”) and the land underlying the facility under construction known as Brotas 2 located in the Municipality of Brotas, São Paulo, Brazil at Rodovia Brotas/Torrinha, km 7.5 – Fazenda Paraíso (the “Brotas 2 Facility”).
b.	Vendor Contracts: Under the APA, the Company will assign to SMA the vendor contracts set forth on Exhibit C to this Schedule 5.10, and all other vendor contracts entered into after the date of the Agreement that relate exclusively to SMA or either the Campinas Facilities, the Brotas 2 Facility or the products set forth on Exhibit D to this Schedule 5.10 (the “Retained Products”). SMA will assume all Liabilities to the extent related to such vendor contracts that have been incurred prior to the Effective Date, as reflected on Exhibit C to this Schedule 5.10, or that may be incurred following the Effective Date. The Company will transfer to SMA all of the Company’s right, title and interest in all prepaid amounts and deposits paid under such vendor contracts as of the Effective Date.

c.	Shared Contracts: The Company and SMA will use their commercially reasonable efforts from and after the Effective Date to cooperate with the appropriate counterparty and with each other for any Contract set forth on Exhibit D to this Schedule 5.10 (“Shared Contracts”), in order to obtain promptly such consents and novations or other mutually acceptable arrangements (whether by assigning in whole or part, sub-licensing, entering into new Contracts or otherwise) with respect to such Contracts splitting the rights and obligations of the parties thereto between SMA and the Company, as applicable. Pending, or in the absence of such consents, novations or other arrangements, SMA and the Company will use their commercially reasonable efforts (including assisting each other in arranging meetings with the counterparty to such Contracts to discuss such consent, novation or other mutually acceptable arrangement) to implement an alternative arrangement to permit the Company and SMA to realize, receive and enjoy substantially similar rights and the full benefits of such Contracts as if SMA were a party to such Contracts with respect to either the Pradópolis facility, the Campinas Facilities, the Brotas 2 Facility or the Retained Products.

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d.	Tangible Personal Property: Under the APA (i) the Company will sell to SMA (A) all of the tangible personal property located at the Campinas Facilities, (B) all of the tangible personal property located at the Brotas 2 Facility, (C) certain tangible personal property located at the Company’s Brotas 1 Facility, and (D) all of the personal computers and laptops, cellular phones and similar tangible personal property in the possession or control of the Retained Employees (as defined below), in the case of each of the foregoing clauses, (A) through (D) to the extent identified on Exhibit E to this Schedule 5.10, as of the Effective Date (collectively, the “Tangible Personal Property”) and (ii) SMA will assume from the Company all Liabilities to the extent related to such Tangible Personal Property that have been incurred prior to the Effective Date or that may be incurred following the Effective Date.

e.	Equipment Leases: Under the APA, the Company will assign to SMA the equipment leases with respect to the Tangible Personal Property. SMA will assume all Liabilities to the extent related to such equipment leases that have been incurred prior to the Effective Date or that may be incurred on or following the Effective Date. The Company will transfer to SMA all of the Company’s right, title and interest in all prepaid rent paid under such equipment leases.

f.	Books and Records: Under the APA, the Company will transfer to SMA all of the books and records of the Company (including books of account, financial, and non-income tax returns (and supporting work papers and other records), invoices, shipping records, supplier lists, correspondence and other documents, records and files) solely to the extent related to the assets and Liabilities transferred to SMA pursuant to this Schedule 5.10.
g.	Retained Employees. SMA will assume all Liabilities related to the Retained Employees which have been incurred prior to the Effective Date or that may be incurred on or following the Effective Date. The Company will assign to SMA all rights under any proprietary information and inventions assignment agreements or non-disclosure agreements entered into by such Retained Employees with the Company solely to the extent such agreements relate to assets transferred to SMA hereunder. If any such information or agreements relate to both assets to be retained by the Company hereunder and assets to be transferred to SMA hereunder, such agreements shall not be assigned to SMA, and SMA shall require such Retained Employees to execute new agreements with SMA.

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h.	Inventory. All farnesene Inventory will remain in the Company in the ordinary course of business, and all non-farnesene Inventory shall be transferred to SMA, under the APA.

i.	Accounts Receivable. All accounts receivable of the Reorganized Company, if any, shall be transferred to SMA, under the APA.

j.	Other Balance Sheet Items. Notwithstanding anything in this Schedule 5.10 to the contrary, the Parties agree and acknowledge that the Pre-Closing Restructuring shall be consummated in a manner consistent with the line items as set forth in the Pro Forma Balance Sheet. Each of the Reorganized Company and SMA shall record and keep appropriate notations on their respective books of account in furtherance of the obligation set forth in the immediately preceding sentence.

k.	Signing of Certain Corporate Acts. The Pre-Closing Restructuring shall include the signing of certain corporate acts in the following chronological order:

i.	an Amendment to the Articles of Association of SMA providing for the creation of branches in the locations of the Campinas Facilities and Brotas 2;
ii.	an Amendment to the Articles of Association of SMA providing for the sale of SMA’s quotas held by the Company to Amyris, Inc.;
iii.	Minutes of Quotaholders’ Meeting of the Company, approving the signing of the APA, by the Company;
iv.	Minutes of Quotaholders’ Meeting of SMA, approving the signing of the APA, by SMA; and
v.	an Amendment to the Articles of Association of the Company providing for, among other resolutions, the sale of the Company’s quotas held by the Seller to the Purchaser.
B.	Post-Closing Registrations.
1.	The signed corporate acts listed under item A.3(k) of this Schedule 5.10 shall be filed and, upon issuance of their respective DBEs, registered with the Board of Trade of the State of São Paulo which may occur after the Closing; provided that such corporate acts shall be effective with respect to any of the parties to the Agreement or APA, as the case may be, as if such corporate acts had occurred concurrently with the consummation of the Pre-Closing Restructuring. In order to ensure retroactive effects before third parties, the signed corporate acts listed under items A.3(k)(i) and (ii) have been filed at the Board of Trade of the State of São Paulo within 30 (thirty) calendar days as of their signature dates and, in case they are not registered due to requirements presented by the Board of Trade of the State of São Paulo, they shall be filed again at the Board of Trade of the State of São Paulo within 30 (thirty) calendar days as of the date of such requirements. In case there are new requirements presented by the Board of Trade of the State of São Paulo, the procedure above shall be followed again within the above-mentioned term, until such signed corporate acts are actually approved and registered by the Board of Trade of the State of São Paulo.

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2.	Brotas 2. The Reorganized Company will enter into a sublease or direct lease with SMA with respect to the land underlying the Brotas 2 Facility as soon as reasonably practicable after the Effective Date and in accordance with the Commitment for Land Agreement in the form attached as Exhibit B to this Schedule 5.10.

C.	Wrong Pockets. If SMA receives any payment primarily related to the Reorganized Company after the Closing, SMA agrees to promptly remit (or cause to be promptly remitted) such funds to the Reorganized Company, and the Reorganized Company shall reimburse SMA for its reasonable expenses incurred in connection therewith. If the Reorganized Company receives any payment primarily related to SMA after the Closing, the Reorganized Company agrees to promptly remit (or cause to be promptly remitted) such funds to SMA, and SMA shall reimburse the Reorganized Company for its reasonable expenses incurred in connection therewith.

D.	Miscellaneous. For the avoidance of doubt, all Liabilities to be assumed by SMA in accordance with the terms of this Schedule 5.10 shall be deemed Liabilities of the Retained Businesses under the Agreement. Capitalized terms that are used but not defined in this Schedule 5.10 shall have the meanings assigned to such terms in the Agreement.

Exhibit A: Pro Forma Balance Sheet

Exhibit B: Commitment for Land Agreement

Exhibit C: Vendor Contracts

Exhibit D: Retained Products

Exhibit E: Shared Contracts

Exhibit F: Tangible Personal Property Located at the Brotas 1 Facility

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